                                                                  Exhibit 12(a).


Norwest Corporation and Subsidiaries
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(Unaudited)

                                                    Year Ended December 31,
                                    -----------------------------------------------------------
In thousands                            1995        1994        1993        1992        1991
                                    ----------   ---------    ---------   ---------   ---------
Computation of Income:
 Income before
  income taxes                      $1,422,814   1,180,601      879,755     645,568     491,673
 Capitalized interest                     (112)        (69)         (65)        (24)         --
                                    ----------   ---------    ---------   ---------   ---------
 Income before income
  taxes and capitalized
  interest                           1,422,702   1,180,532      879,690     645,544     491,673
 Fixed charges                       2,503,603   1,640,049    1,485,936   1,651,664   2,187,536
                                    ----------   ---------    ---------   ---------   ---------
 Total income for
  computation                       $3,926,305   2,820,581    2,365,626   2,297,208   2,679,209
                                    ==========   =========    =========   =========   =========
 Total income for
  computation excluding
  interest on deposits
  from fixed charges                $2,770,005   1,957,224    1,513,317   1,281,619   1,196,648
                                    ==========   =========    =========   =========   =========
Computation of Fixed
 Charges:
 Net rental
  expense (a)                       $  166,591     149,462      128,573     123,342     111,609
                                    ==========   =========    =========   =========   =========
 Portion of rentals
  deemed
  representative
  of interest                       $   55,530      49,821       42,858      41,114      37,203
                                    ----------   ---------    ---------   ---------   ---------
 Interest:
  Interest on
   deposits                          1,156,300     863,357      852,309   1,015,589   1,482,561
  Interest on
   federal funds
   and other
   short-term
   borrowings                          515,646     290,211      238,046     277,835     352,384
  Interest on
   long-term debt                      776,015     436,591      352,658     317,102     315,388
  Capitalized
   interest                                112          69           65          24          --
                                    ----------   ---------    ---------   ---------   ---------
  Total interest                     2,448,073   1,590,228    1,443,078   1,610,550   2,150,333
                                    ----------   ---------    ---------   ---------   ---------
 Total fixed
  charges                           $2,503,603   1,640,049    1,485,936   1,651,664   2,187,536
                                    ==========   =========    =========   =========   =========
 Total fixed
  charges excluding
  interest on
  deposits                          $1,347,303     776,692      633,627     636,075     704,975
                                    ==========   =========    =========   =========   =========
Ratio of Income
 to Fixed Charges:
 Excluding
  interest on
  deposits                                2.06X       2.52         2.39        2.01        1.70
 Including
  interest on
  deposits                                1.57X       1.72         1.59        1.39        1.22


(a) Includes equipment rentals.